EXHIBIT 10.2


                                                               February 23, 2001


Mr. Gary J. Klusman
8501 W. 144th Place
Overland Park, KS.  66223

Dear Gary:

This letter of commitment will summarize the primary components of an offer to join Morgan Drive Away, Inc., in the position of Executive VP - Finance, and reporting to Michael Archual, President - Morgan Drive Away, Inc.. The position carries a annual Base Salary of $130,000.00, paid at the rate of $5,000.00 per pay period, every two weeks in accordance with Morgan's standard payment policies. Your performance will be reviewed annually , with merit increases to reflect your performance, as may be reasonably determined by Mr. Archual and the Board Of Directors.

You will be eligible to participate in a performance based Bonus Plan, for FY 2001 and future years. The Plan has a maximum potential payout of forty percent (40%) of your Average Base Salary for a given fiscal year. For FY2001, you will be eligible for a minimum payout of one-half of the potential Bonus, equating to Twenty Six Thousand Dollars ($26,000.00). Distribution of the Bonus Plan payout will be made within fifteen (15) days following the audit of the Company's fiscal year performance.

You will also be eligible for an award of Morgan stock options. The grant would be no less than 10,000 shares, and may be increased at the discretion of the Board of Directors, as additional shares are made available. It will, of course, be pursuant to the terms and conditions of Morgan's Investment Stock Option Plan, which calls for a vesting schedule as described under separate cover. Request for approval of these shares will be presented to the Morgan Group Audit & Compensation Committee in the quarter following your assumption of full-time employment at Morgan.

Morgan Drive Away, Inc. will provide you with the use of a vehicle to be used in the furtherance of the Company's business, and appropriate to the level of the position. In the event Morgan Drive Away terminates your employment for any reason other than Just Cause, as defined in your Confidentiality & Non Compete Agreement, you will be entitled to severance compensation, including base salary and continued participation in standard benefit plans, for a period of six months following date of termination.

Morgan Drive Away, Inc. will also provide for relocation of your family's personal goods and household possessions, from Overland Park, KS. to the Elkhart, IN. area. In addition, the Company will provide a nominal "Relocation Allowance" to cover such expenses as license transfers, utility service deposits, and so forth. More information is contained in the "Relocation Policy", provided under separate cover.

In order to assist you in the transfer from your current residence, Morgan will provide you with reimbursement of reasonable living expenses in the Elkhart area for a period of up to three months. The Company will assume the expense of a short term apartment rental for the three month period, if you so desire.

When you join Morgan Drive Away, Inc., you will become eligible to receive the normal benefits accorded to full-time employees of the Company upon the completion of specified waiting periods. These include medical, dental, and vision care benefits beginning the first of the month following ninety days of employment, disability and life insurance benefits, participation in the MDA 401(k) Plan after one year and one thousand hours of continuous service, and other benefits involving sick leave, holidays and so forth, as outlined in the Benefit Plan Overview.

The Company will assist you in bridging the gap between your start date and eligible date of Health Care Coverage by reimbursement of Cobra expense for that period, if necessary. Please provide a copy of your COBRA payments to me to initiate reimbursement. The related reimbursement will be treated as taxable ordinary income.

As a condition of your employment with Morgan Drive Away, we will need for you to execute a Conflict of Interest Statement, and a Confidentiality and Non Compete Agreement. These Documents will be forwarded to you for execution upon your acceptance of this Offer Of Employment. You will also be required to comply with the Morgan Drive Away Drug and Alcohol Policy, which requires submission of a negative drug screen. A positive drug screen will make you ineligible for employment with the Company. Please contact Fawn Thomas, Director - Compensation & Benefits at 219.295.2200, ext. 375 to make arrangements for the Drug Screen to be taken in your area.

Due to the nature and level of the position offered you, the Company will also require a satisfactory Credit Report, and a Motor Vehicle Record Report. This offer does not constitute any guarantee of employment, because, as you are most aware, continued employment is always based on the Company's assessment of your performance, and the performance of the Company during this time, as well.

By nature, Gary, these letters of offer of employment are dry and impersonal. While necessary, that is unfortunate, because we want to ensure that you know how enthusiastic we are about the prospect of you joining Morgan Drive Away! As you know, we feel that Morgan Drive Away provides one of the most exciting and challenging opportunities available in the surface transportation industry, and we very much look forward to having you join us in March. If you have any questions about this letter or other issues, please feel free to call Michael Archual or me.

Best regards,

MORGAN DRIVE AWAY, INC.



/s/Lyle C. Haws

Lyle C. Haws
Vice President - Human Resources





Please indicate your acceptance of this offer of employment, as stated above, by signing and returning a copy to the VP - Human Resources:



/s/ Gary J. Klusman                             February 24, 2001
-------------------                             -----------------
Gary J. Klusman                                       Date

cc: A. Castor III
    M. Archual
    F. Thomas